80 East Rio Salado Pkwy, Suite 610
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PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

For Immediate Release

Gulfstream Extends Long-Standing Partnership with MedAire

TEMPE, Ariz. and SAVANNAH, Ga (May 1, 2006) – In 1989, Gulfstream became the first aircraft manufacturer in the world to include MedAire medical safety and preparedness as an integral part of every aircraft it built. Today the company extended its commitment to client safety through the renewal of its long-standing relationship with MedAire, Inc., (ASX:MDE).

As a result, every new Gulfstream aircraft will continue to include the ability of crew members to have direct access to the board certified emergency physicians within MedAire’s 24/7 MedLink Global Response Center anytime during a trip, whether a medical incident occurs in flight or on the ground. Crew members will receive MedAire’s exclusive Management of Inflight Illness and Injury training course as well as having their new aircraft equipped with MedAire’s International First Aid Kit and a life-saving Philips automated external defibrillator (AED).

“We are constantly looking for and reviewing how we can provide award-winning product support services to our customers around the world,” said Gulfstream President, Bryan Moss. “MedAire provides the industry standard in crew and passenger health, for which our customers see great value.”

“Gulfstream’s commitment to the overall safety of its customers and those who fly onboard their aircraft is extraordinary,” said MedAire Founder and Chairman, Joan Sullivan Garrett. “We highly value the trust that Gulfstream places in our company.”

This latest agreement runs through March 2009. The exact set of MedAire services and products varies by model of Gulfstream aircraft.

About MedAire

Established in 1985, MedAire provides real-time, emergency medical and security assistance services for companies with employees, customers or guests in remote environments. Clients include commercial airlines, corporate flight departments, maritime operators and government agencies. In providing clients a total health and security solution, MedAire also provides clients with related training, web-based information and specialized resources such as medical and security kits. MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.MedAire.com.

Gulfstream Aerospace Corporation , a wholly owned subsidiary of General Dynamics (NYSE: GD), designs, develops, manufactures, markets, services and supports the world’s most technologically advanced business-jet aircraft. Gulfstream has produced more than 1,500 aircraft for customers around the world since 1958. To meet the diverse transportation needs of the future, Gulfstream offers a comprehensive fleet of aircraft, comprising the wide-cabin, high-speed Gulfstream G150 ™; the large-cabin, mid-range Gulfstream G200 ™; the large-cabin, mid-range Gulfstream G350 ™; the large-cabin, long-range G450 ™; the large-cabin, ultra-long-range Gulfstream G500 ™ and the large-cabin, ultra-long-range Gulfstream G550 ™. Gulfstream also offers aircraft ownership services via Gulfstream Financial Services Division and Gulfstream Pre-Owned Aircraft Sales ®. The company employs more than 7,900 people at seven major locations. We invite you to visit our Web site for more information and photos of Gulfstream aircraft at www.gulfstream.com.

General Dynamics, headquartered in Falls Church , Virginia , employs approximately 72,200 people worldwide and had 2005 revenue of $21.2 billion. The company is a market leader in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation. More information can be found online at www.generaldynamics.com.

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MedAire Contact:

Brant Galloway, Phone: +1.480.333.3700, Email: bgalloway@medaire.com

Gulfstream Contact:

Robert Baugniet, Phone: +1.912.965.7372

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.